UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   REIM, JR, FRED C
   482 COWPATH RD
   TELFORD, PA  18969
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JULY 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   DIRECTOR, PRES. & CEO - SNB; A SUBSIDIARY OF HNC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK - HNBC        |      |    | |                  |   |           |606.000            |D     |IRA HELD IN STREET NAME    |
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COMMON STOCK - HNBC        |7/2/01|J*  |V|.280              |A  |$41.7612   |39.200             |D     |                           |
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COMMON STOCK - HNBC        |7/31/0|J** |V|                  |   |           |141.000            |D     |HNB 401(k) PLAN            |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |7/25/0|M***| |1,915.000         |A  |$22.110    |                   |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |7/25/0|S***| |1,915.000         |D  |$43.900    |                   |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |7/25/0|M***| |2,000.000         |A  |$31.740    |                   |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK - HNBC        |7/25/0|S***| |1,500.000         |D  |$43.900    |500.000            |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |TOTAL      |1,286.200          |      |                           |
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***Proceeds of same day sal|      |    | |                  |   |           |                   |      |                           |
e used to purchase shares r|      |    | |                  |   |           |                   |      |                           |
etained.                   |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |$22.11  |7/25/|M   | |1,915      |D  |(1)  |08/10|COMMON STOCK|1,915  |       |0           |D  |            |
(RIGHT TO BUY)        |        |01   |    | |           |   |     |/05  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |$31.74  |7/25/|M   | |2,000      |D  |(2)  |10/27|COMMON STOCK|5,513  |       |3,513       |D  |            |
(RIGHT TO BUY)        |        |01   |    | |           |   |     |/08  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |        |     |    | |           |   |12/01|12/01|COMMON STOCK|       |       |6,425       |D  |            |
(RIGHT TO BUY)        |        |     |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |        |     |    | |           |   |12/01|12/01|COMMON STOCK|       |       |18,075      |D  |            |
(RIGHT TO BUY)        |        |     |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |TOAL   |28,013      |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Shares purchased through Dividend Reinvestment
Program
**401(k) Plan balance for end of period holdings as of 3/31/01. Exempt under Rule 16b-3(c). The information in this report is based on a plan statement dated as of March 31, 2001 and the fair market value of HNBC stock as of
March 31, 2001. (Most recent quarter
available.)
(1) The option vested in five equal installments on Feb. 10, 1996, 1997, 1998, 1999, and 2000.
(2) The option vested in two equal installments on Oct. 27, 1999, and
2000.
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Fred C. Reim, Jr.
DATE
August 1, 2001